Exhibit 99.01

Contacts:	Investors	Media
	Bob Lawson	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6251
	robert_lawson@intuit.com	diane_carlini@intuit.com
Intuit Independent Review on Stock Options Completed
Review Finds No Evidence of Fraud;
Company Concludes no Anticipated Restatement of
Previous Financial Statements
MOUNTAIN VIEW, Calif. – Aug. 16, 2006 – Intuit Inc. (Nasdaq: INTU) announced today that the special committee composed of independent members of its Board of Directors has completed the previously announced independent review of historical options granting practices. The comprehensive review, conducted with the assistance of independent counsel and external forensic accountants, uncovered no evidence of fraud or intentional wrongdoing in the company’s historical stock option granting practices. The primary scope of the review covered the period from Aug. 1, 1997 to the present.
     Based on the findings of the independent review, the company has concluded that it does not anticipate any restatement of its previously filed financial statements. The company has reported this conclusion to the Securities and Exchange Commission and the United States Attorney for the Northern District of California and will cooperate with any further inquiries.
     As previously announced, on Aug. 22, 2006 Intuit will issue the company’s financial results for the fiscal quarter and year ended July 31, 2006.
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Intuit Investigation Completed

About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses, consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants.
     Founded in 1983, Intuit had annual revenue of more than $2 billion in its fiscal year 2005. The company has nearly 7,000 employees with major offices in 13 states across the United States, and offices in Canada and the United Kingdom. More information can be found at www.intuit.com.

Caution About Forward Looking Statements
     This press release contains forward-looking statements, including that the company does not anticipate any restatement of previously filed financial statements. This statement is subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to risks and uncertainties associated with the ongoing audit of the company’s financial statements by its independent auditors in connection with the Form 10-K for the fiscal year ended July 31, 2006. More details about other risks that may affect Intuit’s business are included in the Form 10-K for fiscal 2005 and in other SEC filings. You can locate these reports through Intuit’s Web site at <http://www.intuit.com/about_intuit/investors>. Forward-looking statements are based on information as of the date of the press release, and Intuit does not undertake any duty to update any forward-looking statement or other information in this press release.